For Immediate Release

Contact:             Willing L. Biddle, president & COO or
John T. Hayes, senior vp & cfo
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.  Reports
Operating Results For Third Quarter And First nine months of Fiscal 2008

GREENWICH, CONNECTICUT, September 9, 2008 - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP), a real estate investment trust, today announced its third quarter and nine month financial results for the period ended July 31, 2008.

Diluted funds from operations (“FFO”) for the quarter ended July 31, 2008 amounted to $7,964,000 or $0.29 per Common share and $0.32 per Class A Common share compared to $7,597,000 or $0.27 per Common share and $0.30 per Class A Common share in the third quarter of fiscal 2007.  For the first nine months of fiscal 2008, diluted FFO amounted to $23,550,000 or $0.85 per Common share and $0.94 per Class A Common share compared to $29,555,000 or $1.05 per Common share and $1.16 per Class A Common share in the same period of fiscal 2007.

Net income applicable to Common and Class A Common stockholders for the quarter was $4,318,000 or $0.16 per diluted Common share and $0.17 per diluted Class A Common share compared to $4,183,000, or $0.15 per diluted Common share and $0.17 per diluted Class A Common share in last year’s third quarter.  Net income applicable to Common and Class A Common stockholders for the first nine months of fiscal 2008 was $12,925,000 or $0.47 per diluted Common share and $0.51 per diluted Class A Common share compared to $30,806,000 or $1.11 per diluted Common share and $1.22 per diluted Class A Common share, for the same period last year.

FFO and net income for the nine month period ended July 31, 2007 included income from the settlement of a lease guaranty obligation of $6,000,000.  Net income in the nine month period ended July 31, 2007 also included a gain on a sale of property of $11,385,000.

FFO and net income applicable to Common and Class A Common stockholders for the nine month period ended July 31, 2008 includes a charge of $660,000 applicable to the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of the preferred shares in March 2008.

Rental revenues from same properties were higher this quarter and for the nine month period ended July 31, 2008 as a result of new leases entered into for vacant space at several of the Company’s core properties and increases in rental rates on lease renewals during the last half of fiscal 2007 and the first nine months of fiscal 2008. Recent property acquisitions increased revenues by $2,026,000 and $733,000 in the nine month and three month periods ended July 31, 2008, respectively when compared with the corresponding periods of fiscal 2007.  At July 31, 2008, overall occupancy at the core properties was 92.62%, a decrease of 2.9% from the end of fiscal 2007.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While the property acquisition market remains very competitive, we continue to pursue opportunities in our target region of Westchester and Putnam Counties in New York, Fairfield County, Connecticut and northern New Jersey.  We are pleased to have purchased five properties valued at $45.3 million so far in fiscal 2008.  We recently announced the acquisition of Veteran’s Plaza Shopping Center in New Milford, CT for a purchase price of $10.4 million, the property was purchased subject to an assumed mortgage of approximately $3.6 million.  The balance of the $6.8 million purchase price was funded with available cash remaining from the Company’s successful preferred stock offering in March 2008.  Veterans Plaza is a 78,000 square foot grocery anchored shopping center located very close to the Fairfield County border and the center is anchored by a 51,000 square foot Big Y Grocery Store.  Also, during the second quarter we completed the acquisition of a 60% interest in the Ferry Plaza Shopping Center in Newark New Jersey for $8.6 million.  The property is a 101,000 square foot shopping center anchored by a Pathmark Supermarket (a Division of A&P).  The acquisition of Ferry Plaza advances our entry into northern New Jersey and is a complement to our recently purchased Emerson Shopping Center in Emerson, New Jersey and our Valley Ridge Shopping Center in Wayne, New Jersey.  The third quarter’s operating results are continuing to show the impact of new leases entered into at our core properties in the second half of fiscal 2007 and early part of 2008.  Our occupancy rate has fallen to 92.6% at July 31, 2008 due to three tenant bankruptcies effecting four tenant spaces and some other vacancies at some of the Company’s core properties; however we are working hard to bring our occupancy rate back to historical averages in the near term.”

Mr. Biddle continued, “We are optimistic about the financial performance of the Company for the balance of the year and one of our primary objectives is to acquire high quality properties that will be accretive to our earnings.”

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared regular quarterly dividends on the Company’s Class A Common Stock (UBA) and Common Stock (UBP).  The dividends were declared in the amount of 23.75¢ for each share of Class A Common Stock and 21.50¢ for each share of Common Stock.  The dividends were declared at the same rate as the previous quarter and are the 155th consecutive quarterly dividends declared since the Company began operating in 1969.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-four (44) properties containing 3.9 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2008 and 2007
 (In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007
Revenues
Base rents	$45,527	$42,933	$15,589	$14,468
Recoveries from tenants	14,173	13,393	4,481	4,471
Settlement of lease guaranty obligation	-	6,000	-	-
Lease termination income	58	115	-	-
Mortgage interest and other	472	750	165	107
	60,230	63,191	20,235	19,046

Expenses
Property operating	9,330	9,195	2,779	3,106
Property taxes	8,707	8,130	3,035	2,790
Depreciation and amortization	10,684	10,001	3,668	3,370
General and administrative	4,375	3,843	1,491	1,365
Directors' fees and expenses	191	181	53	55
	33,287	31,350	11,026	10,686

Operating Income	26,943	31,841	9,209	8,360
Interest expense	(5,162)	(5,910)	(1,695)	(1,949)
Interest, dividends and other investment income	276	397	87	164

Income before Minority Interest and Discontinued Operations	22,057	26,328	7,601	6,575
Minority interest in joint venture	(27)	(152)	(9)	(56)
Income from Continuing Operations before Discontinued Operations	22,030	26,176	7,592	6,519
Discontinued Operations:
Income from discontinued operations	-	252	-	-
Gain on sale of property	-	11,385	-	-
Income from Discontinued Operations	-	11,637	-	-
Net Income	22,030	37,813	7,592	6,519
Preferred stock dividends	(8,445)	(7,007)	(3,274)	(2,336)
Redemption of Preferred Stock	(660)	-	-	-

Net Income Applicable to Common and Class A Common Stockholders	$12,925	$30,806	$4,318	$4,183

Diluted earnings per share:
Per Common Share:
Income from continuing operations	$0.47	$0.69	$0.16	$0.15
Income from discontinued operations	$-	$0.42	$-	$-
Net Income Applicable to Common Stockholders	$0.47	$1.11	$0.16	$0.15

Per Class A Common Share:
Income from continuing operations	$0.51	$0.76	$0.17	$0.17
Income from discontinued operations	$-	$0.46	$-	$-
Net Income Applicable to Class A Common Stockholders	$0.51	$1.22	$0.17	$0.17

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,338	7,342	7,420	7,356
Class A Common and Class A Common Equivalent	18,475	18,756	18,331	18,728

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2008 and 2007
 (In thousands, except per share data)

     Reconciliation of Net Income Available to Common Stockholders
to  Funds from Operations-Diluted (amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net Income Applicable to Common and Class A Common Stockholders	$12,925	$30,806	$4,318	$4,183

Plus: Real property depreciation	8,222	7,548	2,858	2,365
Amortization of tenant improvements and allowances	2,008	2,018	682	870
Amortization of deferred leasing costs	395	416	106	123
Minority interests		152		56
Less: Gain on Sale of Property	-	(11,385)	-	-

Funds from Operations (Diluted)	$23,550	$29,555	$7,964	$7,597

Per Share:
Funds from Operations (Diluted):
Common	$0.85	$1.05	$0.29	$0.27
Class A Common	$0.94	$1.16	$0.32	$0.30

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2008	2007
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$557,389	$522,859

Total Assets	$509,385	$471,770

Liabilities
Revolving credit lines and mortgage notes payable	$106,876	$108,482

Total liabilities	$119,387	$121,081

Redeemable Preferred Stock	$96,203	$52,747

Minority Interest	$9,370	$3,739

Total Stockholders’ Equity	$284,425	$294,203